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Exhibit 10.32

September 28, 2007

Gregory Marsh
c/o PDS Heart, Inc.
1801 Centrepark Drive East, #110
West Palm Beach, FL 33401

Dear Greg:

This letter sets forth the substance of the separation agreement (the "Agreement") that CardioNet, Inc. ("CardioNet" or the "Company") is offering to you to aid in your employment transition.

        1.    Separation.    Your last day of work as the Chief Financial Officer of CardioNet will be September 27, 2007, and your last day of work as the Chief Operating Officer of PDS Heart, Inc., a wholly owned subsidiary of the Company ("PDS"), will be October 26, 2007 (the "Separation Date"). You will be expected to continue to report to work and perform services as requested through the Separation Date.

        2.    Accrued Salary And Paid Time Off.    On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

        3.    Stock Options.    Under the terms of your stock option agreement and the applicable plan documents, none of your stock options will have vested as of the Separation Date. In consideration for your continued employment as the Chief Operating Officer of PDS from September 28, 2007 through the Separation Date and the confidentiality and nondisparagement benefits provided in Sections 9 and 10 herein, you hereby agree that, notwithstanding anything to the contrary in the applicable stock option agreements, stock option grant notices or governing plan documents, (i) you may not exercise any of your Company stock options following your execution of this Agreement, and (ii) all of your Company stock options will be automatically cancelled effective as of the date you execute this Agreement, and you will not have any rights with respect to such options following such date. You acknowledge and agree that this Section 3 will become effective immediately upon your execution of this Agreement and may not be revoked.

        4.    Severance Benefits and General Release.

          4.1    Severance Benefits.    If (1) you sign this Agreement and allow the general release and waiver of claims included in Sections 4.2, 4.3 and 4.4 herein to become effective; and (2) on October 18, 2007, you execute the general release and waiver of claims attached hereto as Exhibit A (the "10/18/07 Release") and allow it to become effective, then, pursuant to your Employment and Non-Competition Agreement with PDS dated January 1, 2007 (the "Employment and Non-Competition Agreement"), as modified and adopted by CardioNet in the February 2, 2007 letter agreement between you and CardioNet (the "2/2/07 Letter Agreement"), you will be entitled to the following (the "Severance Benefits"):

            (a)   a severance payment equal to 18 months of your base salary in effect as of the Separation Date (or $409,500.00), subject to standard payroll deductions and withholdings (the "Severance Payment"). The Severance Payment will be paid to you in a lump sum within ten (10) days after the effective date of the 10/18/07 Release (as defined therein); and

            (b)   if you are eligible for and timely elect continued coverage under COBRA, then the Company will pay your COBRA premiums at the same level of coverage elected as of the Separation Date, including vision and dental coverage, for a period of 18 months following the effective date of the 10/18/07 Release (as defined therein), provided, however, that any such payments will cease if you voluntarily enroll in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. You agree to immediately notify the Company in writing of any such enrollment.

          4.2    Release of Claims.    In exchange for the Company's agreement to pay you the Severance Benefits if you comply with the conditions specified in Section 4.1 above, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement (the "Release"). Notwithstanding the foregoing, you are not releasing: (a) any right you may have to indemnification by the Company under any valid written agreement, the articles or by-laws of the Company, insurance policy, or applicable law, (b) any right to accrued benefits or compensation, including any accrued salary or accrued and unused vacation time, or (c) any right under the Employment and Non-Competition Agreement or 2/2/07 Letter Agreement.

          4.3    ADEA Waiver.    You acknowledge that, in exchange for the Company's agreement to pay you the Severance Benefits if you comply with the conditions specified in Section 4.1 above, you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA ("ADEA Waiver"). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA, that: (a) this Release does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Release; (c) you have twenty-one (21) days within which to consider this Release (although you may choose to voluntarily execute this Release earlier); (d) you have seven (7) days following the execution of this Release to revoke the Release; and (e) this Release will not be effective until the eighth day after you sign it, provided that you have not earlier revoked this Release (the "Effective Date"). Your allowing this Release to become effective is a condition precedent to you receiving any of the Severance Benefits. You understand and agree that all of the provisions of this Agreement other than the Release contained in Sections 4.2, 4.3, and 4.4 herein will become immediately effective and irrevocable as of the date you sign this Agreement, and will not be affected if you revoke this Release.

          4.4    Section 1542 Waiver.    In granting the Release, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: "A general release does not extend to claims that the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

        5.    Other Compensation Or Benefits.    You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

        6.    Expense Reimbursements.    You agree that, following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses incurred through the Separation Date for which you seek reimbursement. You agree to submit this statement as soon as practicable, but in no event later than December 15, 2007. The Company will reimburse you for these expenses pursuant to its regular business practice.

        7.    Return Of Company Property.    By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession, custody, or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the severance benefits provided under this Agreement.

        8.    Continuing Obligations.    You acknowledge your continuing obligations under the Restrictive Covenants contained in your Employment and Non-Competition Agreement and under your Non-Competition, Non-Solicitation and No-Hire Agreement with CardioNet dated February 4, 2007 (the "CardioNet Non-Competition Agreement"). Your continued adherence to the Restrictive Covenants in the Employment and Non-Competition Agreement and to the terms of the CardioNet Non-Competition Agreement is a condition precedent to your receipt of severance benefits as provided under this Agreement.

        9.    Confidentiality.    The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

        10.    Nondisparagement.    Both you and the Company's officers, directors and managers agree not to disparage the other party or parties, or their officers, directors, managers, employees, members, agents, or affiliates in any manner likely to be harmful to them or their business, business reputation or personal reputation, provided that both you and the Company may respond accurately and fully to any inquiry or request for information if required by legal process.

        11.    No Admissions.    You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

        12.    Miscellaneous.    This Agreement, along with Exhibit A, the CardioNet Non-Competition Agreement, any surviving portions of the Employment and Non-Competition Agreement and the 2/2/07 Letter Agreement, and the Release and Waiver of Claims in favor of the Company that you signed on March 1, 2007, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Florida as applied to contracts made and to be performed entirely within Florida. Any ambiguity in this

Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

CARDIONET, INC.

By:	/s/ JAMES M. SWEENEY James M. Sweeney Chairman and CEO

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ GREGORY MARSH GREGORY MARSH
Date:	9/28/2007

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON THE SEPARATION DATE

        In consideration of the Severance Benefits set forth in my separation agreement with CardioNet, Inc. (the "Company") dated September 28, 2007 (the "Separation Agreement"), to which this form is attached, I, Gregory Marsh, hereby the Company with the following general release and waiver of claims (the "Release").

        Pursuant to the Employment and Non-Competition Agreement dated January 1, 2007 between me and PDS Heart, Inc., a wholly owned subsidiary of the Company, as modified and adopted by the Company in the February 2, 2007 letter agreement between me and the Company, and in exchange for the Severance Benefits, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This Release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company, the termination of that employment, the Employment and Non-Competition Agreement, the 2/2/07 Letter Agreement, and/or the CardioNet Non-Competition Agreement; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the California Fair Employment and Housing Act (as amended), the Florida Wage Discrimination Law, and the Florida Civil Rights Act. Notwithstanding the foregoing, I am not releasing any right I may have to indemnification by the Company under any valid written agreement, the articles or by-laws of the Company, insurance policy, or applicable law.

        I acknowledge that, in exchange for the Severance Benefits, I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA ("ADEA Waiver"). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I am advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any claims that may arise after I sign this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke this Release; and (e) this Release will not be effective until the eighth day after I sign it, provided that I have not earlier revoked this Release (the "Effective Date"). I will not be entitled to receive any of the Severance Benefits unless and until this Release becomes effective.

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	9/28/2007	By:	/s/ GREGORY MARSH Gregory Marsh

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  Exhibit 10.32
EXHIBIT A RELEASE AND WAIVER OF CLAIMS TO BE SIGNED ON THE SEPARATION DATE